                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       Norfolk Southern Railway Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------


     (5) Total fee paid:

         ---------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         ---------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------


     (3) Filing Party:

         ---------------------------------------------------------------------


     (4) Date Filed:

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Notes:

-------------------------------------------------------------------------------

NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN RAILWAY COMPANY
THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
TUESDAY, MAY 27, 1997

-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Railway Company will be held on the 19th Floor of Norfolk Southern Tower, Three Commercial Place, Norfolk, Virginia, on Tuesday, May 27, 1997, at 11 o'clock A.M., Eastern Daylight Time, for the following purposes:

    1. Election of two directors to the class whose term will expire in 2000 and one director to the class whose term will expire in 1999.

    2.Transaction of such other business as may come properly before the meeting.

  Stockholders of record at the close of business on March 27, 1997, will be entitled to vote at such meeting.

                                           By order of the Board of Directors,
                                               SANDRA T. PIERCE,
                                               Corporate Secretary.

Dated: April 15, 1997

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                       NORFOLK SOUTHERN RAILWAY COMPANY
                            THREE COMMERCIAL PLACE
                         NORFOLK, VIRGINIA 23510-2191
                                                                 April 15, 1997
                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Railway Company ("Company") on or about April 15, 1997. The Company's Annual Report for 1996 was mailed under separate cover beginning about March 14, 1997. The proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held May 27, 1997. The cost of soliciting proxies will be paid by the Company, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, facsimile, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $2,800 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Company do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Company, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 27, 1997. As of February 28, 1997, the Company had issued and outstanding 1,197,027 shares of $2.60 Cumulative Preferred Stock, Series A ("Preferred Stock"), and 16,668,997 shares of Common Stock. Of these shares, 1,096,907 shares of Preferred Stock, excluding 100,120 shares of Preferred Stock held by Company subsidiaries and/or in a fiduciary capacity, and all shares of Common Stock are entitled to one vote per share. All the Common Stock of the Company is owned directly by Norfolk Southern Corporation ("NS").

                             ELECTION OF DIRECTORS

  The terms of James C. Bishop, Jr. and L. I. Prillaman, members of the Class of 1997, expire at the Annual Meeting, and the Board of Directors has nominated them as candidates for election to the Class of 2000. The term of Jon L. Manetta expires by operation of law at the Annual Meeting, and the Board of Directors has nominated him as a candidate for election to the Class of 1999.

  D. Henry Watts, elected by the stockholders as a member of the Class of 1999, resigned as a director, effective February 1, 1997, as a consequence of his retirement, effective the same date, as an officer of NS. The Board of Directors elected Mr. Manetta, Vice President-Transportation & Mechanical of NS, to fill the vacancy created by the resignation of Mr. Watts. Under Virginia law, the term of a director so elected expires at the next stockholders' meeting at which directors are elected.

  Unless otherwise instructed on the enclosed proxy, such proxy will be voted in favor of the election of Mr. Manetta to serve for a two-year term expiring in 1999 and of Messrs. Bishop and Prillaman to serve for three-year terms expiring in 2000. The nomination of Mr. Manetta to be the second director in the class whose term expires in 1999 will result in an equal number of directors in each class. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

  Under Virginia law and under the Company's Restated Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the stockholders' meeting. There are no family relationships among any of the nominees or directors -- or among any of the nominees or directors and any officer -- nor is there any arrangement or understanding between any nominee or director and any other person, pursuant to which the nominee or director was selected.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 28,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1997/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
NOMINEE (FOR TERM EXPIRING IN 1999)
JON L. MANETTA, 58, Norfolk, Va.; Vice President-             1997/1997           14,631
 Transportation & Mechanical of both Norfolk Southern
 Corporation and Norfolk Southern Railway Company since
 December 1, 1995, having served prior thereto as Vice
 President-Transportation of both Norfolk Southern
 Corporation and Norfolk Southern Railway Company.
 Director of several Norfolk Southern Railway Company
 subsidiaries, including Norfolk and Western Railway
 Company.
NOMINEES (FOR TERMS EXPIRING IN 2000)
JAMES C. BISHOP, JR., 60, Norfolk, Va.; Executive Vice        1997/1996           48,323
 President-Law of Norfolk Southern Corporation and Vice
 President-Law of Norfolk Southern Railway Company since
 March 1, 1996, having served prior thereto as Vice
 President-Law of Norfolk Southern Corporation. Director
 of several Norfolk Southern Railway Company
 subsidiaries, including Norfolk and Western Railway
 Company.

--------
Notes begin on page 4.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 28,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1997/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
NOMINEES (FOR TERM EXPIRING IN 2000)
L. I. PRILLAMAN, 53, Norfolk, Va.; Executive Vice             1997/1996           75,502
 President-Marketing of Norfolk Southern Corporation and
 Vice President and Chief Traffic Officer of Norfolk
 Southern Railway Company since October 1, 1995, having
 served prior thereto as Vice President-Properties of
 both Norfolk Southern Corporation and Norfolk Southern
 Railway Company. Director of several Norfolk Southern
 Railway Company subsidiaries, including Norfolk and
 Western Railway Company.
OTHER DIRECTORS
DAVID R. GOODE, 56, Norfolk, Va.; Chairman, President and     1998/1992          265,566
 Chief Executive Officer of Norfolk Southern Corporation
 and President and Chief Executive Officer of Norfolk
 Southern Railway Company since September 1, 1992, having
 served prior thereto as President of Norfolk Southern
 Corporation and Vice President of Norfolk Southern
 Railway Company. Director of Norfolk Southern
 Corporation and of several Norfolk Southern Railway
 Company subsidiaries, including Norfolk and Western
 Railway Company. Director of Caterpillar, Inc., Georgia-
 Pacific Corporation, Texas Instruments Incorporated and
 TRINOVA Corporation.
STEPHEN C. TOBIAS, 52, Norfolk, Va.; Executive Vice           1998/1994           70,952
 President-Operations of Norfolk Southern Corporation and
 Vice President-Operations of Norfolk Southern Railway
 Company since July 1, 1994, having previously become
 Senior Vice President-Operations of Norfolk Southern
 Corporation and Vice President of Norfolk Southern
 Railway Company on October 1, 1993, and having served
 prior thereto as Vice President-Strategic Planning of
 both Norfolk Southern Corporation and Norfolk Southern
 Railway Company. Director of several Norfolk Southern
 Railway Company subsidiaries, including Norfolk and
 Western Railway Company.

--------
Notes begin on page 4.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 28,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1997/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
OTHER DIRECTORS
HENRY C. WOLF, 54, Norfolk, Va.; Executive Vice               1999/1994           74,531
 President-Finance of Norfolk Southern Corporation and
 Vice President-Finance of Norfolk Southern Railway
 Company since June 1, 1993, having served prior thereto
 as Vice President-Taxation of both Norfolk Southern
 Corporation and Norfolk Southern Railway Company.
 Director of several Norfolk Southern Railway Company
 subsidiaries, including Norfolk and Western Railway
 Company.

--------

  /1/For each named individual, the shares owned are less than 1% of the total shares outstanding. No director or nominee owns shares of the Company's Preferred Stock.

  /2/Unless otherwise indicated by footnote, all shares are held by the named individuals with sole voting and investment powers.

  /3/Includes shares credited to individual accounts under the NS Thrift and Investment Plan and shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan (for Mr. Bishop, this amounts, respectively, to 1,524 and 7,036 shares; for Mr. Prillaman, 6,018 and 7,910 shares; for Mr. Goode, 3,155 and 31,106 shares; for Mr. Tobias, 3,767 and 7,050 shares; and for Mr. Wolf, 3,081 and 6,474 shares). The individual possesses voting power over shares held under share retention agreements but has no investment power until the shares are distributed. Includes shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan and with respect to which the optionee has the right to acquire beneficial ownership within 60 days (for Mr. Manetta, this amounts to 14,500 shares; for Mr. Bishop, 37,014 shares; for Mr. Prillaman, 46,522 shares; for Mr. Goode, 212,521 shares; for Mr. Tobias, 51,547 shares; and for Mr. Wolf, 57,527 shares). Also includes Deferred Stock Units credited to officers pursuant to the NS Long-Term Incentive Plan (for Mr. Manetta, this amounts to 129 shares; for Mr. Bishop, 129 shares; for Mr. Prillaman, 313 shares; for Mr. Goode, 1,048 shares; for Mr. Tobias, 313 shares; and for Mr. Wolf, 313 shares).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Company's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1995, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Company believes that all required Forms were filed on time.

                 BENEFICIAL OWNERSHIP OF NS AND COMPANY STOCK

  As of February 28, 1997, 100,120 shares, or approximately 8.4%, of the Company's Preferred Stock were held by Company subsidiaries and/or in a fiduciary capacity. NS held 176,703 shares, or approximately 15%, of the Company's Preferred Stock. To the knowledge of the Company, no other person beneficially owns more than 5% of the Company's Preferred Stock. NS held 100% 16,668,997 shares of the Company's Common Stock on February 28, 1997.

  As of February 28, 1997, all officers and directors of the Company as a group beneficially owned 1,288,761 shares of NS Common Stock and 70 shares (in which beneficial ownership is disclaimed) of the Company's Preferred Stock, or less than 1% of the total shares of each class of stock outstanding. Also included in the NS Common Stock figure are: 65,946 shares credited to individual accounts under the NS Thrift and Investment Plan; 130,375 shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan over which the individual possesses voting power but has no investment power until the shares are distributed; 991,526 shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan with respect to which optionees have the right to acquire beneficial ownership within 60 days; and 5,079 Deferred Stock Units credited to officers pursuant to the NS Long-Term Incentive Plan. Also included are 10,225 shares in which officers disclaim beneficial ownership. The shares held individually by directors whose terms of office will continue after the Annual Meeting and nominees are reported under the caption "Election of Directors."

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company consists of six members and is divided into three classes elected for a term of three years, with each class containing one third of the total number of directors. The Board of Directors has no audit, nominating or compensation committees. In 1996, the Board of Directors acted by unanimous written consent on sixteen separate occasions.

  Each year the Board of Directors appoints an Executive Committee, which is empowered to exercise all the authority of the Board of Directors to the extent permitted by law when the Board is not in session. All such actions taken by the Committee are to be reported to the Board at its meeting next succeeding the action and are subject to revision or alteration by the Board. Executive Committee members are David R. Goode, James C. Bishop, Jr. and Henry
C. Wolf. The Committee took no action in 1996.

                           COMPENSATION OF DIRECTORS

  Each incumbent director is also an officer of the Company and an officer of NS and is not paid a director's fee.

        NS COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following identifies any reportable business relationships between NS and Messrs. Leisenring, Coleman, Hahn or McNair, who were the members of the Compensation and Nominating Committee of the NS Board of Directors during all or part of 1996.

  In 1996, NS paid approximately $353,000 to McNair Law Firm, P.A., of which Mr. McNair is Chairman, for legal and consulting services. Mr. McNair retired, effective the date of the 1996 Annual Meeting of NS Stockholders, pursuant to NS' retirement policy for directors.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Kathryn B. McQuade is Vice President-Internal Audit of the Company. Ms. McQuade's spouse is one of approximately 6,250 partners worldwide in KPMG Peat Marwick LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for NS. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for NS, the Company or the subsidiaries of either. NS paid KPMG approximately $1.9 million for all services rendered during 1996.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of NS in 1996 for service in all capacities to NS and its subsidiaries (including the Company) for the fiscal years ending December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                   ANNUAL COMPENSATION           COMPENSATION
                               ----------------------------  ---------------------
                                                               AWARDS    PAYOUTS
                                                             ---------- ----------
                                                    OTHER
                                                   ANNUAL    SECURITIES
        NAME AND                                   COMPEN-   UNDERLYING    LTIP       ALL OTHER
       PRINCIPAL               SALARY/1/ BONUS/1/ SATION/2/  OPTIONS/3/ PAYOUTS/4/ COMPENSATION/5/
        POSITION          YEAR    ($)      ($)       ($)        (#)        ($)           ($)
       ---------          ---- --------- -------- ---------  ---------- ---------- ---------------
David R. Goode            1996  800,000  800,000    269,864/6/ 40,000            /7/   73,149
 Chairman, President and  1995  685,000  616,500  1,349,379    50,000   1,511,034      63,796
 Chief Executive Officer  1994  585,000  497,250    537,303    40,000     505,965       4,500
D. Henry Watts            1996  425,000  340,000    312,104    16,000            /7/   37,090
 Vice Chairman            1995  381,250  290,938    612,354    12,500     472,134      33,758
                          1994  370,000  277,500    459,530    12,500     316,195       4,500
R. Alan Brogan
 Executive Vice           1996  285,000  213,750    118,556    12,000            /7/   40,224
 President-Trans.         1995  250,000  187,500    435,548    12,500     472,134      38,416
 Logistics                1994  240,000  176,060    173,511    12,500     126,491       4,500
Stephen C. Tobias         1996  365,000  273,750     65,666    12,000         /7/      31,391
 Executive Vice           1995  305,000  228,750    183,723    12,500     188,836      26,304
 President--Operations    1994  267,500  200,625    139,362     5,000     126,491       4,500
Henry C. Wolf             1996  365,000  273,750     62,511    12,000         /7/      34,753
 Executive Vice           1995  305,000  228,750    188,856    12,500     188,836      29,693
 President-Finance        1994  267,500  200,625    142,245    12,500     126,491       4,500

--------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes cash payment of dividend equivalents in 1994 in an amount equal to, and commensurate with, dividends paid on NS Common Stock on performance share units awarded through 1992 pursuant to the NS Long-Term Incentive Plan (dividend equivalents are not paid on performance share units awarded after 1992). Includes amounts reimbursed for the payment of taxes on personal benefits. Does not include for 1996 a tax absorption payment, which was not determinable in time to be reported, under the NS Long-Term Incentive Plan for the 1996 award of performance shares. Also includes the amount by which the interest accrued on salary and bonuses deferred under the NS Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1996, these amounts were: for Mr. Goode, $53,873; Mr. Watts, $297,583; Mr. Brogan, $110,168; Mr. Tobias, $36,141; and
Mr. Wolf, $40,433.
  /3/Options were granted without tandem SARs.
  /4/Represents market value, as of the date of award, of NS Common Stock earned pursuant to the performance share feature of the NS Long-Term Incentive Plan for periods ended December 31, 1995 and 1994 (for 1994, performance shares were awarded for achievements in the three-year period 1992-1994 and for 1995, performance shares were awarded for achievements in the three-year period 1993-1995). For 1996, the award of performance shares for achievements in the three-year period 1994-1996 had not been approved in time to be reported.
  /5/Includes for 1996 (i) contributions of $4,500 to NS' 401(k) plan on behalf of each named executive officer; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $68,649; Mr. Watts, $32,590; Mr. Brogan, $35,724; Mr. Tobias, $26,891; and Mr.
Wolf, $30,253.
  /6/Includes personal use, as directed by resolution of the Board of Directors, of NS' aircraft valued at approximately $136,482 -- calculated on the basis of the aggregate incremental cost of such use to NS.
  /7/For 1996, the award of performance shares for achievements in the three-year period 1994-1996 had not been approved in time to be reported.

LONG-TERM INCENTIVE PLAN

  The NS Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of NS and certain of its subsidiaries (including the Company). The Compensation and Nominating Committee of the NS Board of Directors ("Committee") is charged with administration of the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1996 of stock options under the NS Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                               GRANT DATE
                      INDIVIDUAL GRANTS                          VALUE
-------------------------------------------------------------- ----------
              NUMBER OF
              SECURITIES  % OF TOTAL
              UNDERLYING   OPTIONS                             GRANT DATE
               OPTIONS    GRANTED TO   EXERCISE OR              PRESENT
              GRANTED/1/ EMPLOYEES IN BASE PRICE/2/ EXPIRATION  VALUE/3/
  NAME           (#)     FISCAL YEAR  ($ PER SHARE)    DATE       ($)
  ----        ---------- ------------ ------------- ---------- ----------
D. R. Goode     40,000       5.83%       78.0625    01/28/2006  850,400
D. H. Watts     16,000       2.33%       78.0625    01/28/2006  340,160
R. A. Brogan    12,000       1.75%       78.0625    01/28/2006  255,120
S. C. Tobias    12,000       1.75%       78.0625    01/28/2006  255,120
H. C. Wolf      12,000       1.75%       78.0625    01/28/2006  255,120

* No SARs were granted in 1996.

--------

  /1/These options were granted as of January 29, 1996, and first are exercisable one year later. They earn dividend equivalents -- in an amount equal to, and commensurate with, dividends as paid on NS Common Stock -- which are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the officer on the earliest of the (a) the five-year anniversary of the date of grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of NS Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant at the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize depends on the stock price on the date the option is exercised; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  The model assumes:

  (a) a stock volatility factor of 0.1667: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1991, through December 31, 1995;

  (b) a dividend yield of 2.93%: yield was determined monthly and averaged over the 60-month period January 1, 1991, through December 31, 1995;

  (c) a 1995 risk-free rate of return of 6.65%: this represents the monthly average 10-year Treasury strip rate during 1995, the year prior to the issuance of these options; and

  (d)  that the option will be exercised during its ten-year term.

  The foregoing measures and assumptions produce a Black-Scholes factor of
0.272 and a resulting present value of $21.26 for each share of NS Common Stock subject to the 1996 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their 10-year term, the payment of dividend equivalents on unexercised options or the conversion of dividend equivalents into Deferred Stock Units.

  The following table sets forth certain information concerning the exercise of options and/or SARs by each named executive officer during 1996 and the unexercised options and SARs held by each as of December 31, 1996:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                     NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/SARS
                SHARES                           FY-END                         AT FY-END/1/
              ACQUIRED ON  VALUE                   (#)                               ($)
               EXERCISE   REALIZED    ------------------------------      -------------------------
  NAME            (#)       ($)       EXERCISABLE      UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
  ----        ----------- --------    -----------      -------------      ----------- -------------
D. R. Goode         0         0         172,521            40,000          4,699,448     422,500
D. H. Watts         0         0          85,442            16,000          3,036,678     169,000
R. A. Brogan        0         0          56,199            12,000          1,693,542     126,750
S. C. Tobias        0         0          39,547            12,000          1,293,124     126,750
H. C. Wolf          0         0          45,527            12,000          1,333,947     126,750

--------
  /1/Equal to the mean ($88.625) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of NS Common Stock on December 31, 1996, less the exercise prices of the options, multiplied by the number of options.

  PERFORMANCE SHARE UNITS ("PSUS")

  The following table sets forth certain information concerning the grant in 1996 of PSUs under the NS Long-Term Incentive Plan to each named executive officer. These PSU grants entitle a recipient to "earn out" or receive performance shares (shares of NS Common Stock) at the end of a three-year performance cycle (1996-1998) based on NS' performance during this three-year period. Under the 1996 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Compensation and Nominating Committee Report, beginning on page 11.

            LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
                           (PERFORMANCE SHARE UNITS)

                 NUMBER OF    PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                  SHARES,       OR OTHER        NON-STOCK PRICE-BASED PLANS
                 UNITS OR     PERIOD UNTIL  -----------------------------------
              OTHER RIGHTS/1/  MATURATION   THRESHOLD    TARGET/2/      MAXIMUM
  NAME              (#)        OR PAYOUT      (#)          (#)            (#)
  ----        --------------- ------------  ---------    ---------      -------
D. R. Goode       25,000       01/01/96-        0          22,075        25,000
                               12/31/98
D. H. Watts       12,000       01/01/96-        0          10,596        12,000
                               12/31/98
R. A. Brogan       8,000       01/01/96-        0           7,064         8,000
                               12/31/98
S. C. Tobias       8,000       01/01/96-        0           7,064         8,000
                               12/31/98
H. C. Wolf         8,000       01/01/96-        0           7,064         8,000
                               12/31/98

--------
  /1/Performance shares awarded in 1996, when earned out, will be issued one half in cash and one half in NS Common Stock, with the stock portion being held by NS for up to 60 months pursuant to a share retention agreement unless such requirement is waived by the Committee in its sole discretion. Because any NS Common Stock earned under the 1996 award will be subject to share retention agreement, the withholding taxes due will be withheld from the cash portion of this award.
  /2/The NS Long-Term Incentive Plan does not provide a performance target for the "earn out" of PSUs; consequently, this column represents 88.3% of the maximum "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under NS' qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1996 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                                             YEARS OF CREDITABLE SERVICE
                     -----------------------------------------------------------------------------
REMUNERATION            25                     30                     35                     40
------------         --------               --------               --------               --------
$  200,000           $ 56,471               $ 69,879               $ 87,287               $ 96,694
   300,000             93,971                114,879                135,787                156,694
   400,000            131,471                159,879                188,287                216,694
   500,000            168,971                204,879                240,787                276,694
   600,000            206,471                249,879                293,287                336,694
   700,000            243,971                294,879                345,787                396,694
   800,000            281,471                339,879                398,287                456,694
   900,000            318,971                384,879                450,787                516,694
 1,000,000            356,471                429,879                503,287                576,694
 1,100,000            393,971                474,879                555,787                636,694
 1,200,000            431,471                519,879                608,287                696,694
 1,300,000            468,971                564,879                660,787                756,694
 1,400,000            506,471                609,879                713,287                816,694
 1,500,000            543,971                654,879                765,787                876,694

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1997, for each executive officer named in the Summary Compensation Table were: Mr. Goode, $994,149 and 31 years; Mr. Watts, $627,875 and 40 years; Mr. Brogan, $380,292 and 33 years; Mr. Tobias, $489,335 and 27 years; Mr. Wolf, $413,030 and 24 years.

CHANGE-IN-CONTROL ARRANGEMENTS

  In May 1996, the Committee recommended, and the NS Board of Directors approved, NS' entering into new change-in-control compensation agreements ("Agreements") with each of the individuals named in the Summary Compensation Table and with certain other key employees. The new Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to NS' Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the new Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of NS. As consideration for these new Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years from the date they execute a new Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the new Agreements.

  These Agreements are terminable by either NS or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by the new Agreement's being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of individuals named in the Summary Compensation Table, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each officer named in the Summary Compensation Table, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under NS' retirement plans (in the case of any NS Board-elected officer, such service credit may not exceed the creditable service that officer would have had upon reaching mandatory retirement age). The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

               THE NORFOLK SOUTHERN CORPORATION COMPENSATION AND
                NOMINATING COMMITTEE REPORT CONCERNING THE 1996
                  COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's (the "Corporation") officer compensation strategy, the components of its compensation program and the manner in which 1996 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1996 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met six times during 1996. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting, its Management Incentive Plan (applicable to non-officers) and its Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with those paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers -- as well as all Board-elected officers of the Corporation -- are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Personnel Department and by an outside consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such subjective evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman and CEO's base salary between the 50th and 75th percentiles of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 1996 approximated the 50th percentile; the average base salaries of other Executive Officers in 1996 approximated the 35th percentile.

  For 1996, Mr. Goode's annual base salary was increased by $115,000, or 16.8%. This 1996 increase, not tied to or reflecting application of any specific formula, reflects both the Corporation's overall performance in 1995, including its total operating revenues and record net income, and the Board's confidence in Mr. Goode's leadership. The Committee recommended and the Board approved average increases of 16.6% for the other Executive Officers as a group; these increases were based on Mr. Goode's recommendations and the Corporation's 1995 performance.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Executive Officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income, provided the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  Base salaries of the Corporation's Executive Officers have tended to be lower than at comparable organizations, and their incentive pay opportunities have tended to be higher. It is the Committee's philosophy that, when the Corporation achieves EMIP goals, the total of the Executive Officers' base salaries and EMIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria in November of 1995, the Committee set Mr. Goode's maximum 1996 incentive opportunity at 100% of 1996 base salary, the Vice Chairmen's at 80% of 1996 base salary, and the other Executive Officers' at 75% of 1996 base salary. Actual payments, if any, are based on the total amount in the annual incentive fund. For 1996, all the Executive Officers earned EMIP awards, and 302 other key employees earned MIP awards. In light of the Corporation's 1996 performance, the related EMIP payments earned by Mr. Goode and the other Executive Officers were equal to 100% of their respective maximum incentive opportunities. Compared with 1995 bonuses earned by other comparable executive officers, the 1996 EMIP award paid to Mr. Goode approximated the 65th percentile, and the average awards paid to the other Executive Officers approximated the 75th percentile.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. Since the inception of the Plan and continuing through the awards made in 1994, this analysis resulted in a general practice of granting options to performance share units in a ratio of 2 to 1. For grants made beginning in 1995, that ratio changed, reflecting the award of relatively more performance share units than in past years -- reflecting, in part, the effects of the Committee's decision not to make tax absorption payments on the actual earnouts of awards made in 1995 and subsequent years. For Mr. Goode, the ratio of awarded options to awarded performance share units in 1996 was roughly 1.6 to 1; for the other Executive Officers, that ratio was 1.42 to 1.

  The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the other Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 1996 meeting, the Committee granted stock options to each of the Executive Officers and to 294 other key employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the Committee granted performance share units which provide the Executive Officers and other recipients the opportunity to earn awards (that will be paid one half in cash and one half in shares of the Corporation's Common Stock) during the first quarter of 1999. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting -- specifically, the Corporation's three-year (i.e., 1996-
  1998) average Return on Average Invested Capital, three-year average Operating Ratio and three-year total Return to Stockholders, evaluated relative to performance measures established by the Committee and set out in the schedules below. One third of the performance share units granted in 1996 are available to be earned based on each of the three performance criteria.

--------------------------------------------      ------------------------------------------
          TOTAL STOCKHOLDER RETURN                    RETURN ON AVERAGE INVESTED CAPITAL
            ("TSR") VS. S&P 500                                   ("ROAIC")
--------------------------------------------      ------------------------------------------
                             PERCENTAGE OF                                   PERCENTAGE OF
      THREE-YEAR              PERFORMANCE             THREE-YEAR              PERFORMANCE
     AVERAGE TSR              SHARE UNITS               AVERAGE               SHARE UNITS
     VS. S&P 500                EARNED                   ROAIC                  EARNED
--------------------------------------------      ------------------------------------------
   90th percentile                100%                    20%                     100%
         80/th/                    90%                    19%                      90%
         70/th/                    85%                    18%                      80%
         60/th/                    80%                    17%                      70%
         50/th/                    75%                    16%                      60%
         40/th/                    50%                    15%                      50%
         30/th/                    30%                    14%                      40%
    25th and below                  0%                    13%                      20%
                                                       Below 13%                    0%
--------------------------------------------      ------------------------------------------

                    ------------------------------------------------
                                OPERATING RATIO ("OPR")
                    ------------------------------------------------
                                                   PERCENTAGE OF
                     THREE-YEAR NS               PERFORMANCE SHARE
                      AVERAGE OPR                  UNITS EARNED
                    ------------------------------------------------
                          70%                          100%
                          75%                           75%
                          80%                           50%
                          85%                           25%
                       Above 85%                         0%
                    ------------------------------------------------

  All stock options and performance share units granted in 1996 to Executive Officers were subject to the following terms. For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Executive Officer, and -- based on the fair market value of the Corporation's Common Stock on the dividend payment date -- the amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement. The Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 1996, Mr. Goode was granted options on 40,000 shares of Common Stock and the opportunity to earn up to 25,000 performance shares, and the other Executive Officers as a group were awarded options on a total of 52,000 shares of Common Stock and the opportunity to earn up to 36,000 performance shares.

  In summary, the Committee believes that the compensation of Executive Officers is competitive with that of similar positions at comparable American corporations. More important, the Committee believes each Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code to eliminate the deductibility of certain compensation over $1 million paid to executive officers. Based on the requirements of this new legislation and on interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (which was effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Executive Officers and other personnel competitive compensation and to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                           E. B. Leisenring, Jr., Chairman
                                           L. E. Coleman, Member
                                           T. M. Hahn, Jr., Member
                                           R. E. McNair, Member (Retired,
                                             effective the date of the 1996
                                             Annual Meeting of NS Stockholders)

PERFORMANCE GRAPH

  The performance graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because the Company's Common Stock is owned entirely by NS and is not publicly traded.

                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the year 1997. This firm has acted as auditors for the Company since June 1, 1982.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Railway Company, Three Commercial Place, Norfolk, Virginia 23510-9219, no later than December 15, 1997.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as set forth above. However, if any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons acting under the proxies.

                                          By order of the Board of Directors,
                                             SANDRA T. PIERCE,
                                             Corporate Secretary.

[    ]

Please mark boxes [ ] or [x] in blue or black ink.

(1) Election of Directors

FOR all nominees listed below, except as
marked to the contrary (see instruction).                 [x]

WITHHOLD AUTHORITY to vote
for all nominees listed below.                            [x]

        Term expiring 2000: James C. Bishop, Jr. and L.I. Prillaman Term expiring 1999: Jon L. Manetta

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.



                             Address Change and/or
                             Comments Mark Here           [x]



                        Sign exactly as name appears hereon. Attorneys-in-fact, directors, trustees, guardians, corporate officials, etc. should give full title.

                        Dated:                                       , 1997

                              ---------------------------------------

                 x      ---------------------------------------------
                 x                     (SIGNATURE)
                 x
             xxxxx      ---------------------------------------------
                                       (SIGNATURE)

------------------------------------------------------
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       NORFOLK SOUTHERN RAILWAY COMPANY
             THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints David R. Goode, Sandra T. Pierce or Henry C. Wolf, and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Railway Company to be held at Three Commercial Place, Norfolk, Virginia, on Tuesday, May 27, 1997, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement and to transact such other business as may come properly before the meeting.

   THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

         (Continued, and to be MARKED, DATED AND SIGNED on the other side)



                                           NORFOLK SOUTHERN RAILWAY COMPANY
                                           P.O. Box 11139
                                           New York, N.Y.  10203-0139



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